Exhibit 10.22

NUPATHE INC.

2010 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

This RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”), dated as of                          (the “Date of Grant”), is delivered by NuPathe Inc. (the “Company”), to                                      (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the NuPathe Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”) that provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has decided to make a restricted stock unit grant to the Grantee as an inducement for the Grantee to promote the best interests of the Company and its stockholders; and

WHEREAS, a copy of the prospectus related to the Plan has been delivered to the Grantee and the Grantee acknowledges receipt of such prospectus.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.                                      Restricted Stock Unit Grant.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee              restricted stock units (“Restricted Stock Units”).  The Grantee accepts the grant of Restricted Stock Units and agrees to be bound by the terms and conditions of this Agreement and the Plan.

2.                                      Restricted Unit Account.  Restricted Stock Units represent hypothetical shares of common stock of the Company (“Company Stock”) and not actual shares of stock.  The Company shall establish and maintain a Restricted Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Restricted Stock Units granted to the Grantee.  No shares of Company Stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Restricted Stock Units recorded in the account.  The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award or the Restricted Unit account established for the Grantee.

3.                                      Vesting of Restricted Stock Units.

(a)                                 Restricted Stock Units shall become vested according to the following vesting schedule if the Grantee continues to be employed by, or provide service to, the Employer (as defined in the Plan) from the Date of Grant until the applicable vesting date:

[Insert Vesting Schedule]

The vesting of Restricted Stock Units shall be cumulative, but shall not exceed 100% of the Restricted Stock Units.  If the above vesting schedule would produce fractional Restricted Stock Units, the number of Restricted Stock Units that vest shall be rounded down to the nearest whole Restricted Stock Unit.

(b)                                 Except as otherwise provided in a written employment agreement entered into by and between the Grantee and the Company, if any, if the Grantee ceases to be employed by, or provide service to, the Employer for any reason before the Restricted Stock Units vest, any Restricted Stock Units that have not yet vested shall automatically terminate and be forfeited as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer.

4.                                      Payment of the Restricted Stock Units.

(a)                                 The Company shall issue shares of Company Stock to the Grantee with respect to vested Restricted Stock Units on the earliest of: (i) March 31 of the calendar year immediately following the year in which the Restricted Stock Units vest; (ii) a Change of Control (as defined in the Plan) but only to the extent the “Change of Control” is also a “change in control event” for purposes of section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”); or (iii) the Grantee’s “separation from service” from the Company (within the meaning of such term under section 409A of the Code).  For example, if the Restricted Stock Units vest on January 17, 2014, shares of Company Stock shall be issued to the Grantee with respect to those vested Restricted Stock Units on March 31, 2015; provided, that a Change of Control or separation from service does not occur prior to March 31, 2015.

(b)                                 All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Restricted Stock Units.  Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to Restricted Stock Units by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

(c)                                  The obligation of the Company to deliver Company Stock shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares of Company Stock, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  The issuance of shares of Company Stock to Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

5.                                      Change of Control.  The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock Units, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

6.                                      Grant Subject to Plan Provisions.  This Agreement is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant of, and issuance of shares of Company Stock with respect to, the Restricted Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company, and (d) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the grant of Restricted Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

7.                                      No Employment or Other Rights.  This Agreement shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

8.                                      Assignment and Transfers.  No Restricted Stock Units granted to the Grantee under this Agreement may be transferred, assigned, pledged, or encumbered by the Grantee.  Any attempt to transfer, assign, pledge, or encumber the Restricted Stock Units by the Grantee shall be null, void and without effect.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company.  This Agreement may be assigned by the Company without the Grantee’s consent.

9.                                      Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

10.                               Application of Section 409A of the Code.  This Agreement and the Plan are intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code.  Notwithstanding anything in this Agreement or the Plan to the contrary, distributions may only be made upon an event and in a manner permitted by section 409A of the Code.  If a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until 10 days after the end of the six-month period following the original payment date.  If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.  The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board of Directors or the Committee or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code.  To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment.  This Agreement may be amended without the consent of the Grantee in any respect deemed by the Board to be necessary in order to preserve compliance with section 409A of the Code.

11.                               Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the General Counsel at 227 Washington Avenue, Suite 200, Conshohocken, PA 19428, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

NUPATHE INC.

By:

Name:
Title:

I hereby accept the grant of Restricted Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee: